SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD and 73A.

For period ending 11/30/2003
File number 811-07758
Series No.: 2

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A Shares                $    1
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class K Shares                $    3
              Investor Class                $1,871

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                $000.1223
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class K Shares                $000.0829
              Investor Class                $000.1052